Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of The Middleby Corporation on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Welbilt, Inc. and The Middleby Corporation, which is part of the Registration Statement, of our opinion dated April 20, 2021 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Welbilt’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Welbilt Board and its Reasons for the Merger”, and “The Merger—Opinion of Welbilt’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Ben Teasdale
Ben Teasdale
Managing Director

New York, New York

June 8, 2021